December 16, 2008

Re: Notification of INdependent Director Election Results

Dear Seattle Bank Members,

The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) is pleased to announce the results of the bank's recent election of independent and public interest directors.

  Les AuCoin, a visiting professor at Southern Oregon University and retired U.S. Congressman from Oregon, has been elected to the Seattle Bank's Board of Directors as an independent director. An independent director must have demonstrated knowledge of or experience in financial management, auditing and accounting, risk management practices, derivatives, project development, or organizational management.
  David Wilson, a commissioner of the Idaho Housing Finance Association (IHFA) and owner of Wilson Construction, LLC, has been elected to the Seattle Bank's Board of Directors as a public interest director. A public interest director must have more than four years of experience representing consumer or community interests in banking services, credit needs, housing, or financial consumer protections.

Mr. AuCoin and Mr. Wilson are currently members of the Seattle Bank's Board of Directors and serve on the board's Governance, Budget and Compensation Committee. Both were elected to new four-year terms beginning January 1, 2009, and ending December 31, 2012.

With the passage of the Housing and Economic Recovery Act of 2008 (HERA), the Seattle Bank's board was reduced in size from 18 to 17 directorships, and as a result of this election process, Michael McGowan, president and chairman of Daniel Capital Management Ltd. in Missoula, Montana, will not be returning to our board in January 2009. Mr. McGowan has played an active and valuable role on our board, and we take this opportunity to thank him for his excellent service and commitment to the Seattle Bank cooperative.

We congratulate our newly elected directors and extend our sincere appreciation to all nominees and all voting members for their participation in the election process. Please refer to the attached copy of the independent director election results for your further information.

Sincerely,

Mike C. Daly
Chairman of the Board

Richard M. Riccobono
President and CEO

Enclosure

2008 Independent Director election results

☑ Indicates Director(s) Elected

Independent (Non-Public Interest) Director

Total Number of Ballots Received and Votes Cast

151 valid ballots received on or before 12/05/08, with a total of 1,940,348 votes cast

☑ Les AuCoin, Ashland, Oregon

1,303,145 votes (33.27% of total eligible votes)

Term Expiration Date: December 31, 2012

Michael W. McGowan, Missoula, Montana
637,293 votes

Independent (Public Interest) Director

Total Number of Ballots Received and Votes Cast

136 valid ballots received on or before 12/05/08, with a total of 1,809,741 votes cast

☑ David F. Wilson, Ketchum, Idaho

1,809,741 votes (46.21% of total eligible votes)

Term Expiration Date: December 31, 2012